Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

CM Finance Inc and Subsidiaries

Our audit of the consolidated financial statements referred to in our report dated September 4, 2018 (appearing in the accompanying Registration Statement on Form N-2) also included an audit of the senior securities table of CM Finance Inc and Subsidiaries as of June 30, 2018, appearing in this Registration Statement on Form N-2. This table is the responsibility of CM Finance Inc and Subsidiaries’ management. Our responsibility is to express an opinion based on our audit of the consolidated financial statements.

In our opinion, the senior securities table for the year ended June 30, 2018, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

New York, NY

December 19, 2018